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                                                            Exhibit 10.16.3

[Letterhead]
NRG Generating (U.S.) Inc.
1221 Nicollet Mall
Suite 700
Minneapolis, MN 55403-2445
Telephone (612) 373-5305
Fax (612) 373-8833


May 20, 1996

Mr. Harvey A. Braswell
Stewart & Stevenson Operations, Inc.
2707 North Lake West, 2nd Floor
Houston, TX 77008

Re: Auxiliary Boilers - NRG Generating (Newark) Inc.


Dear Harvey,

Please refer to that certain NRG Generating (Newark) Inc./Stewart & Stevenson Operations, Inc. Operating and Maintenance Agreement, dated as of May 1, 1996 (the "Newark O&M Agreement") between NRG Generating (Newark) Inc. ("NRG Newark") and Stewart & Stevenson Operations, Inc. ("SSOI").

This letter is to confirm the mutual understanding and agreement of NRG Newark and SSOI that the term "System" as used in the Newark O&M Agreement includes any auxiliary boiler (and any replacement boiler) used to meet NRG Newark's obligations under the Amended Power Purchase Agreement or the Steam Purchasing Agreement dated October 3, 1986, as amended, between NRG Generating (Newark) and Newark Group Industries Inc. ("Newark Group"), so long as such boiler is located within the boundaries of the Newark Group facilities located on Blanchard Street regardless of whether such boiler is regarded as owned by NRG Newark or Newark Group. It is also our mutual understanding and agreement that SSOI will operate and maintain the Newark auxiliary boiler under the terms of the Newark O&M Agreement as modified by this letter.

Nevertheless, we acknowledge that NRG Newark's current auxiliary boiler is currently mounted on a movable skidmounting system and that arrangements are being made by NRG Newark with Newark Group to create a permanent mounting for it. We recognize that SSOI's budgets underlying the NRG Newark Agreement did not include the operation and maintenance costs related to the auxiliary boiler. Consequently, until the auxiliary boiler is permanently installed as contemplated above, NRG Newark will pay the operation and maintenance costs outside of SSOI's budget cap under the NRG Newark Agreement to the extent that SSOI can separately identify and document operation and maintenance costs specifically related to operation and maintenance of the auxiliary boiler. Additionally, NRG Newark will pay the costs incurred in moving the auxiliary boiler to its permanent installation site.

Subsequent to the permanent installation of the boiler to occur on or about October 4, 1996 and prior to the effective date of the 1997 budget (January 1, 1997) at which time agreement will have been reached on costs to be included in the 1997 budget, all parties agree to review Exhibit F of the Newark O&M Agreement, the Operating Budget, and


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initiate  a Change Order Budget Statement as defined in the NRG Newark  O&M
Agreement  to  accommodate those variable, incremental O&M costs  resulting
from  the  inclusion of the auxiliary boiler as part of  the  System.   The
incremental costs for the partial 1996 period referenced here are those that are in excess of 1996 Exhibit F Budget estimates for variable costs over amounts that would have been incurred.

It is understood that the permanent installation of the auxiliary boiler in the Newark Group facility will encompass interconnection (mechanical and electrical) to various Newark Group systems not under control of the Operator. Owner and Operator agree to review the final installation to define where Operator scope ends and Newark Group's scope begins with regard to the auxiliary boiler installation.

SSOI  will  not  be  held  accountable for damages,  repairs,  or  emission excedences resulting from unavailability of, or the malfunction of, all equipment outside of those connections defined as "customer connection". NRG Newark agrees to indemnify, defend, and hold SSOI and Stewart & Stevenson ("SSSI") harmless for all damages arising out of the negligent acts or omissions of Newark Group, its affiliates, employees, representatives, and contractors.

Furthermore is recognized that SSOI will require 24 hour unrestricted access to the auxiliary boiler and necessary connections on Newark Group's property, and NRG Newark agrees to immediately obtain all agreements from Newark Group to ensure SSOI has such access. SSOI will not be in default under the NRG Newark O&M Agreement resulting from a lack of access to the auxiliary boiler and necessary connections.

If the auxiliary boiler package is owned by Newark Group then as an express condition to SSOI's performance of its obligation under this letter agreement, NRG Newark shall provide or obtain from Newark Group a certificate of insurance naming SSOI and SSSI as additional insured on Newark Group's general liability, excess liability and boiler and machinery insurance policies, each of which shall be in an amount no less than those required under the NRG Newark O&M Agreement for such coverages. Such insurance shall also include waivers of subrogation in favor of SSOI and SSSI and shall not be canceled or modified except upon 30 days' written notice.

SSOI agrees to furnish NRG Newark a spare parts list for the auxiliary boiler to allow operation consistent with good industry practice. Such costs for procurement will be regarded as initial inventory and will be to the NRG Newark's account and will not affect SSOI's budget caps as defined in the NRG Newark O&M Agreement.

NRG Newark agrees to provide or to cause Newark Group to provide all permits pertinent to the operation and maintenance of the auxiliary boiler for SSOI's review no less than 10 business days prior to commercial operation of the auxiliary boiler, regardless of eventual ownership of auxiliary boiler.

NRG Newark recognizes that the auxiliary boiler will be in an unsecured environment not with SSOI's control. SSOI shall have no responsibility for security for the auxiliary boiler and NRG Newark releases SSOI from any liability for damage to the auxiliary boiler except to the extent such damage results from the negligent operation and maintenance thereof.


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NRG  Newark  acknowledges that the auxiliary boiler will be located  in  an area at the Newark Group facility which may contain unknown environmental concerns over which SSOI has not control and NRG Newark shall be solely responsible for ensuring such areas in full compliance with all applicable laws, permits, and regulations.

SSOI shall not be responsible or liable for, and it shall not constitute an event of default under the NRG Newark O&M Agreement, the failure of such area on the auxiliary boiler to comply with such applicable laws, regulations and permits.

This letter is intended as a clarifying amendment to the NRG Newark Agreement. Accordingly, the NRG Newark Agreement is hereby amended to reflect the terms hereof and, except as explicitly stated above, shall continue in full force and effect in accordance with its provisions. Additionally, the provisions of Article XIX of the NRG Newark Agreement are hereby incorporated into this letter as if they were separately stated herein.

If this letter accurately sets forth the terms of our understanding, please so indicated by executing a copy of this letter in the space provided below.



Yours very truly,

NRG GENERATING (NEWARK) COGENERATION

By: /s/   Leonard Bluhm
   Name:  Leonard A. Bluhm
   Title: President


ACKNOWLEDGED AND AGREED TO:

STEWART & STEVENSON OPERATIONS, INC.

By: /s/   Harvey A. Braswell
   Name:  Harvey A. Braswell
   Title: Vice President